Exhibit 99.1

Zebra Technologies Completes Comprehensive Debt Restructuring

Debt Restructuring Highlights:

•	Redeemed $1.05 Billion of 7.25% Senior Notes ($300 Million Dec. 4, $750 Million Aug. 7)

•	Implemented $180 Million Accounts Receivable Securitization Facility (Dec. 1)

•	Implemented $687.5 Million Senior Secured Term Loan A; Increased Revolving Credit Facility Capacity to $500 Million (July 26)

•	Repriced $1.4 Billion Term Loan B (July 26)

Lincolnshire, Ill., Dec. 4, 2017 — Zebra Technologies Corporation (NASDAQ: ZBRA), the market leader in rugged mobile computers, barcode scanners and barcode printers enhanced with software and services to enable real-time enterprise visibility, announced that today it has completed the comprehensive plan to restructure its debt, which was initiated in July 2017.

Today, the company redeemed the remaining $300 million of its 7.25% senior notes, maturing Oct. 2022 (notice was provided on November 3). On Aug. 7, the company had redeemed $750 million of these senior notes.

On Dec. 1, the company closed on a new $180 million accounts receivable securitization facility priced at approximately LIBOR + 0.83%, which will be recorded as debt on the company’s consolidated balance sheet. It reflects the maximum loan balance based on an advance rate calculation applied to the company’s U.S. accounts receivable.

“As planned, our comprehensive debt restructuring has reduced our weighted average pre-tax interest rate on approximately $2.5 billion total debt outstanding by approximately 2 percentage points to below 4%, and drives more than $45 million of annualized interest savings,” said Chief Financial Officer, Olivier Leonetti. “The debt structure allows penalty-free principal prepayments as we continue to delever our balance sheet. Our profitable growth and strong free cash flow profile provide us confidence in achieving our target net-debt to adjusted EBITDA leverage ratio of fewer than 3 times by mid-2018. For the full year 2017, we continue to expect to pay down at least $300 million of our total debt outstanding.”

As previously announced, on July 26 the company implemented a senior secured credit facility maturing July 2021, initially priced at LIBOR + 2.00%. This facility includes a $687.5 million Term Loan A and a $500 million revolving credit facility (increased from $250 million). On that date, the company had also amended its $1.4 billion Term Loan B facility maturing Oct. 2021, reducing the interest rate by 50 basis points to LIBOR + 2.00%.

As a result of the debt restructuring plan, the company expects to incur a total of approximately $67 million of redemption costs and transaction fees, and approximately $17 million of non-cash accelerated amortization of debt issuance costs and discount in the second half of 2017.

Forward-Looking Statements

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s outlook and plans regarding debt restructuring and reduction. Actual results may differ from those expressed or implied in the company’s forward-looking statements. These statements represent estimates only as of the date they were made. Zebra undertakes no obligation, other than as may be required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release.

These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in Zebra’s industry, market conditions, general domestic and international economic conditions, and other factors. These factors include customer acceptance of Zebra’s hardware and software products and competitors’ product offerings, and the potential effects of technological changes. The continued uncertainty over future global economic conditions, the availability of credit and capital markets volatility may have adverse effects on Zebra, its suppliers and its customers. In addition, a disruption in our ability to obtain products from vendors as a result of supply chain constraints, natural disasters or other circumstances could restrict sales and negatively affect customer relationships. Profits and profitability will be affected by

Zebra’s ability to control manufacturing and operating costs. Because of its debt, interest rates and financial market conditions will also have an impact on results. Foreign exchange rates will have an effect on financial results because of the large percentage of our international sales. The outcome of litigation in which Zebra may be involved is another factor. The success of integrating acquisitions could also affect profitability, reported results and the company’s competitive position in it industry. These and other factors could have an adverse effect on Zebra’s sales, gross profit margins and results of operations and increase the volatility of our financial results. When used in this release and documents referenced, the words “plan,” “anticipate,” “believe,” “outlook,” and “expect” and similar expressions, as they relate to the company or its management, are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission, including the company’s most recent Form 10-K.

About Zebra

With the unparalleled operational visibility Zebra (NASDAQ: ZBRA) provides, enterprises become as smart and connected as the world we live in. Real-time information – gleaned from visionary solutions including hardware, software and services – gives organizations the competitive edge they need to simplify operations, know more about their businesses and customers, and empower their mobile workers to succeed in today’s data-centric world. For more information, visit www.zebra.com or sign up for our news alerts. Follow us on LinkedIn, Twitter and Facebook.

Contacts

Investors:	Media:
Michael Steele, CFA, IRC	Therese Van Ryne
Vice President, Investor Relations	Director, Global Public Relations
Phone: + 1 847 793 6707	Phone: + 1 847 370 2317
msteele@zebra.com	therese.vanryne@zebra.com